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                                                ROFIN-SINAR TECHNOLOGIES




- PRESS RELEASE -


                                              Contact:     Katharina Manok
                                                             Gunther Braun
                                                               ROFIN-SINAR
                                                              734-416-0206
                                                                 - or -
                                                     011-49-40-733-63-4256

            ROFIN-SINAR REPORTS RESULTS FOR THE FIRST QUARTER
                          OF FISCAL YEAR 2011


First quarter order entry, sales and net income increased by 45%, 48% and 315%, respectively, year-over-year

Plymouth, MI / Hamburg, Germany -- February 3, 2011 -- ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its first fiscal quarter ended December 31, 2010.


FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

                     Three months ended    % Change
                    12/31/10   12/31/09
                    --------  -----------  ---------
Net Sales           $137,132   $ 92,970     +  48 %
RSTI Net Income     $ 14,878   $  3,584     + 315 %
Earnings Per Share
  "Diluted" Basis * $   0.51   $   0.12     + 325 %

* The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 29.4 million and 29.0 million for the fiscal quarters ended December 31, 2009 and 2010.

"We are extremely pleased with our improved order entry, sales and net income results for this quarter, which exceeded our forecasts. The North American markets stabilized, the European markets continued to strengthen and sales to the Asian markets marked a new quarterly record high. We experienced higher demand in most of the industries that we serve, particularly in the consumer electronics industry, while the semiconductor industry, as predicted, softened. Our recent acquisition of Swiss LASAG AG, which closed in mid-October, contributed positively to these results," commented Gunther Braun, CEO and President of RSTI. "We believe that the recovering global macroeconomic climate and our backlog, which is one of the highest in our Company's history, provide us with a solid basis for the upcoming quarter."





(page)
FINANCIAL REVIEW

- First Quarter -
Net sales totaled $137.1 million for the first quarter ended December 31, 2010, a 48% increase over the comparable quarter of fiscal year 2010. The strengthening of the US dollar, mainly against the Euro, resulted in a decrease in net sales of $6.5 million in the first quarter. Gross profit totaled $56.4 million, or 41% of net sales, compared to $35.9 million, or 39% of net sales, in the same period of fiscal year 2010. RSTI net income amounted to $14.9 million, or 11% of net sales, compared to $3.6 million, or 4% of net sales, in the comparable quarter last fiscal year. The diluted per share calculation equaled $0.51 for the quarter based upon 29.0 million weighted-average common shares outstanding, compared to the diluted per share calculation of $0.12 based upon 29.4 million weighted-average common shares outstanding for the same period last fiscal year.

SG&A expenses in the amount of $25.6 million represented 19% of net sales and increased by $3.8 million compared to last fiscal year's first quarter. Net R&D expenses increased by $0.9 million to $8.6 million (6% of net sales), compared to $7.7 million (8% of net sales) in the first quarter in fiscal year 2010.

Sales of laser products for macro applications increased by 24% to $51.4 million and accounted for 37% of total sales. Sales of lasers for marking and micro applications increased by 72% to $72.2 million and represented 53% of total sales. Sales of components increased by 43% to $13.5 million and represented 10% of total sales.

On a geographical basis, net sales in North America increased by 62% and totaled $26.6 million. In Europe, net sales increased by 19% to $59.8 million and in Asia, net sales increased by 93% to $50.7 million.

Order entry for the quarter increased by 45% to $144.6 million compared to the first quarter of fiscal year 2010 and resulted in a backlog of $146.3 million at December 31, 2010, mainly for laser products. As of December 31, 2010, ROFIN-SINAR had a book-to-bill ratio for the first quarter of 1.05.


With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, ROFIN-SINAR Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Sweden, Finland, Switzerland, Singapore, and China, ROFIN-SINAR is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 38,000 laser units installed worldwide and serves more than 4,000 customers. ROFIN-SINAR'S shares trade on the NASDAQ Global Select Market under the symbol RSTI and are listed in Germany in the "Prime Standard" segment of the Frankfurt Stock Exchange under ISIN US7750431022. ROFIN is part of the Standard & Poor's SmallCap 600 Index and the Russell 2000 Index. Additional information is available on ROFIN-SINAR-S home page: http://www.rofin.com.

A conference call is scheduled for 11:00 AM Eastern, today, Thursday, February 3, 2011. This call is also being broadcast live over the internet in listen-only mode. For a live webcast, please go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. For more information, please contact Delia Cannan at Taylor Rafferty in New York at +1-212-889-4350 or Emilia Whitbread at Taylor Rafferty in London +44(0) 207 614 2900.


                              (Tables to follow)
(page)
ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except per share data)

                                    Three months       Twelve months
                                       Ended               Ended
                                    (unaudited)          (audited)
                               ----------------------  --------------
                                12/31/10    12/31/09       9/30/10
                               ----------  ----------  --------------
-Macro                         $  51,363   $  41,586     $ 172,877
-Marking/Micro                    72,221      41,889       206,535
-Components                       13,548       9,495        44,158
                               ----------  ----------    ----------
Net sales                        137,132      92,970       423,570
Costs of goods sold               80,765      57,099       257,316
                               ----------  ----------    ----------
Gross profit                      56,367      35,871       166,254

Selling, general, and
  administrative expenses         25,616      21,810        89,908
Intangibles amortization             643         632         2,250
Research and development expenses  8,627       7,719        30,137
                               ----------  ----------   ----------
  Income from operations          21,481       5,710        43,959

Other income                         917         239         1,942
                               ----------  ----------    ----------
  Income before income tax        22,398       5,949        45,901

Income tax expense                 7,308       2,247        15,442
                               ----------  ----------    ----------
  Net Income                      15,090       3,702        30,459

Net income attributable to
      non-controlling interest       212         118           619
                               ----------  ----------    ----------
Net income attributable
      to RSTI                     14,878       3,584        29,840
                               ==========  ==========    ==========

Net income attributable to RSTI per share
  * "diluted" basis             $   0.51     $  0.12      $   1.02
 ** "basic" basis               $   0.52     $  0.12      $   1.04


* The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 29.0 million and 29.4 million for the fiscal quarters ended December 31, 2010 and 2009, respectively, and
29.2 million for the 12 month period ended September 30, 2010.

** The basic per share calculation is based on the weighted-average shares outstanding for each period presented, which was 28.4 million and 29.0 million for the fiscal quarters ending December 31, 2010 and 2009, respectively, and 28.8 million for the 12 month period ending September 30, 2010.




(page)
ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
                                                    12/31/10       9/30/10
                                                   -----------   -----------
ASSETS
  Cash, cash equivalents and
    short-term investments                         $ 114,535      $ 116,319
  Trade accounts receivable, net                     103,422         97,639
  Inventories net                                    168,578        151,759
  Other current assets                                24,070         21,638
                                                   -----------    ----------
    Total current assets                             410,605        387,355
                                                   -----------    ----------
  Net property and equipment                          53,832         52,651
  Other non-current assets                           120,222        118,186
                                                   -----------    ----------
    Total non-current assets                         174,054        170,837
                                                   -----------    ----------
    Total assets                                   $ 584,659      $ 558,192
                                                   ===========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                  $  10,444      $   5,173
  Accounts payable, trade                             20,367         23,173
  Other current liabilities                           82,364         71,566
                                                   -----------     ---------
    Total current liabilities                        113,175         99,912
  Long-term debt                                      14,815         15,488
  Other non-current liabilities                       25,864         25,316
                                                   -----------     ---------
    Total liabilities                                153,854        140,716
    Net stockholders' equity                         430,805        417,476
                                                   -----------     ---------
    Total liabilities and stockholders' equity     $ 584,659      $ 558,192
                                                   ===========    ==========

The Company's conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act.

Certain information in this press release that relates to future plans, events or performance, including statements such as "we believe that the recovering global macroeconomic climate and our backlog, which is one of the highest in our Company's history, provide us with a solid basis for the upcoming quarter" is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, solid-state and fiber lasers, cyclicality, conflicting patents and other intellectual property rights of fourth parties, potential infringement claims and future capital requirements, as well as other factors set fourth in our annual report on Form 10-K. These forward-looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.